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                                                                       EXHIBIT 1

                            ASSET PURCHASE AGREEMENT

      ASSET PURCHASE AGREEMENT (this "Agreement"), entered into as of the 31st day of March 1995, by and among MICHAEL ASTOR, an individual ("Astor"), on behalf of himself and as nominee for PLAYORENA ACQUISITION COMPANY, a corporation to be formed under the laws of the State of New York (hereinafter, the "Buyer"); and PLAYORENA, INC., a New York corporation (hereinafter the "Seller").

WITNESSETH:

      WHEREAS, Seller desires to sell to the Buyer all of the "Assets", other than the "Excluded Assets" (as those terms are hereinafter described) relating to the business of the Seller as presently conducted (the "Business") as a going concern, subject to the assumption by the Buyer of all of the "Liabilities", other than the "Excluded Liabilities" of the Seller (as those terms are hereinafter described); and

      WHEREAS, the Buyer desires to purchase form Seller, all upon the terms and subject to the conditions set forth in this Agreement, all, and not less than all of the Assets, and will assume, pay and discharge in accordance with their respective terms, all of the Liabilities, other than the Excluded Liabilities; and

      WHEREAS, the Board of Directors of the Seller and Astor have authorized and approved the sale of the Assets to the Buyer, subject to approval of the transaction by the shareholders of Seller, Buyer's assumption of the Liabilities, and the consummation of the other transactions contemplated by this Agreement all on the terms and subject to the conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereby covenant and agree as follows;

      1. ACQUISITION OF THE ASSETS AND ASSUMPTION OF LIABILITIES.

            1.1 Transfer of Assets. On the Closing Date (as hereinafter defined) and, solely in exchange for the consideration provided for in Section 3 below, the Seller shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from the Seller, all, and not less than all of the assets and properties of the Seller, real, personal and mixed (the "Assets"), and the business of the Seller as presently conducted (the "Business") as a going concern. Such Assets shall include, without limitation, all copyrights, trademarks, tradenames, accounts receivable, equipment, inventory and cash, marketable


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securities and other cash equivalents of the Seller as at the Closing Date.
Notwithstanding the foregoing, the Seller shall not sell and the Buyer Shall not purchase or acquire any of the "Excluded Assets" as described in Section 2.1 below.

            1.2 Bill of Sale. On the Closing Date, Seller shall deliver to the Buyer, against receipt of the consideration provided for in Section 3 below, a bill of sale, deed and such other documents and instruments of conveyance which shall be necessary to vest in the Buyer good and marketable title to the Assets.

            1.3 Books and Records. On the Closing Date, in addition to its delivery and transfer of the Assets to the Buyer, Seller shall deliver to the Buyer all financial and accounting books and records of the Seller, and all referral, client, customer and sales records of the Seller. From and after the Closing Date, the Buyer shall permit Seller and their representatives to have access to any and all of such books and records for the purpose of inspecting, copying and/or making extracts of such books and records for such purposes as may be required by Seller, such access to be upon reasonable prior notice, during normal business hours, and in such a manner as to not unduly disrupt the Business of the Buyer.

            1.4 Assumption of Liabilities. On the Closing Date, against receipt of such bill of sale and other conveyancing documents described in Section 1.2 above, the Buyer shall, pursuant to an assignment and assumption agreement (the "Assumption Agreement") in form and content mutually acceptable to Seller and Buyer and their legal counsel, assume and pay and discharge, when due, all debts, accrued liabilities, accrued expenses, accounts payable, obligations, costs, expenses and contingencies which exist or have been accrued as at the Closing Date (collectively, the "Liabilities"); provided, that the Buyer shall not assume any of the Excluded Liabilities set forth in Section 1.5(b) below. The Liabilities assumed by the Buyer as at the Closing Date shall include, without limitation.

                  (a) amounts owed to Bernard Tessler in respect of accrued fees and other compensation up to and not in excess of $2,000.00;

                  (b) all accounts payable and accrued liabilities of the Seller (other than the Excluded Liabilities); and

                  (c) all accrued payroll and other obligations to employees, consultants and other agents of the Seller, except only for the Excluded Liabilities.


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      2. EXCLUDED ASSETS AND EXCLUDED LIABILITIES.

            2.1 Excluded Assets. On the Closing Date, the Seller shall retain all right and title to, and the Buyer shall not purchase or acquire any interest in, any of the following assets and properties of the Seller (the "Excluded Assets"):

                  (a) any claims for tax refunds, tax loss carryforwards or carrybacks or tax credits of any kind applicable to the Business, income (loss) or Assets of the Seller prior to the Closing Date (collectively, "Tax Benefits"); and

                  (b) the stock book, minute book, stock records, transfer sheets and other corporate records of the Seller.

            2.2 Excluded Liabilities. On the Closing Date, the Seller shall retain and be responsible for all obligations and liabilities relating to, and the Buyer shall not assume or be responsible for, any of the following liabilities or obligations of the Seller as at the Closing Date (the "Excluded Assets"):

                  (a) all liabilities and obligations in respect of accrued fees and/or compensation to Bernard Tessler which shall be in excess of $2,000 in the aggregate;

                  (b) all liabilities and obligations owed by Seller to Messrs. Robert M. Rubin, Stanley Kaplan, Lawrence E, Kaplan and other affiliates of the Seller who have lent funds to the Seller prior to the Closing Date, whether or not evidenced by notes or other instruments, all as set forth on Schedule 2.2(b) hereto (this "Affiliate Debt");

                  (c) all liabilities and obligations in respect of accrued professional fees owed to Solomon Weiss & Moskowitz, P.C., and other professionals who have provided services to Seller prior to the Closing Date; provided, that such Excluded Liability shall not include professional fees and/or disbursements owed to Messrs. Kreinik Aaron & Gersh or other counsel and associated professionals performing services for the Buyer and/or the Seller in connection with certain matters described herein, all of which professional fees and disbursements shall be borne and paid solely by Astor or the Buyer;


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                  (d) all other liabilities and obligations of the Seller which are listed and set forth on Schedule 2.2(d) annexed hereto and made a part hereof;

                  (e) all liabilities and obligations in respect of the Seller's compliance with federal and state securities laws, including costs associated with compliance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and related costs associated with Seller being a publicly traded company subject to the reporting requirements under the Exchange Act, including the Section 14 Proxy Rules thereunder; and

                  (f) all liabilities and obligations of Seller arising after the Closing Date.

      3. CONSIDERATION AND PAYMENT.

            3.1 The consideration. In full consideration for the sale and transfer of the Assets to the Buyer and in addition to its assumption of the Liabilities, on the Closing Date, Seller shall receive from Michael Astor and Susan Astor (the "Buyer Stockholders") all, and not less than all, of the 1,041,800 shares of Common Stock of the Seller owned of record and beneficially by the Buyer Stockholders (the "Astor Stock"); which Astor Stock shall be evidenced by stock certificates, duly endorsed in blank for transfer to the Seller, for cancellation.

            3.2 Further Assurances.

            From time to time from and after the Closing, the parties hereto shall execute and deliver, or cause to be executed and delivered, any and all such further agreements, certificates and other instruments, and shall take or cause to be taken any and all such further action, as any of the parties may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.


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      4. REPRESENTATIONS AND WARRANTIES OF SELLER.

            The Buyer and Michael Astor, by their execution of this Agreement, do hereby acknowledge and agree that Michael Astor ("Astor") has served as the Chief Operating Officer of the Seller and is intimately familiar with the Business and financial condition of the Seller. Accordingly, except as otherwise expressly set forth in this Section 4, neither the Seller nor any other officer, director, stockholder or affiliate of the Seller, including any holder of Affiliated Debt, shall make any representation or warranty to the Buyer, Astor or any other person firm or corporation, pursuant to this Agreement. Subject to the foregoing, the Seller hereby represents and warrants to the Buyer, as follows;

            4.1 Title to the Assets. Seller has good, valid and marketable title to the Assets, free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever, except as set forth on Schedule 4.1 annexed hereto (the "Liens"). Except for Liens created in connection with the Affiliate Debt (all of which shall be released and discharged as at the Closing Date), on the Closing Date, the Buyer shall purchase and acquire all of the Assets subject to all of the Liens.

            4.2 Valid and Binding Agreement. Seller has full legal right, power and authority to execute and deliver this Agreement and, subject to the requisite vote and approval of the holders of record of sixty-six and 2/3 (66-2/3%) percent of the issued and outstanding shares of capital stock of the Seller, as hereinafter described, has the full legal right, power and authority to consummate the transactions contemplated hereby. This Agreement enforceable against Seller in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

            4.3 Organization, Good Standing and Qualification. The Seller: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of New York; (b) has all necessary corporate power and authority to carry on its respective business and to own, lease and operate its properties; and (c) is not required, by the nature of its properties or business, to be qualified to do business as a foreign corporation in any foreign jurisdiction.


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            4.4 The Seller does not own, directly or indirectly, any stock or other equity securities of any corporation or entity, or have any direct or indirect equity or ownership interest in any person, firm, partnership, corporation, venture or business (a "Subsidiary").

            4.5 Compliance with Laws.

                  (a) To the best of Seller's knowledge, the Seller is, and has been at all times during the three (3) year period prior to the date hereof, in compliance with all domestic, foreign, federal, state, local and municipal laws and ordinances and governmental rules and regulations and all requirements of insurance carriers, applicable to its business, affairs, properties or assets.

                  (b) To the best of Seller's knowledge, neither the Seller nor any of its respective directors, officers or employees, has received any written notice of default or violation, nor, to the best of Seller's knowledge, is the Seller or any of its directors, officers or employees in default or violation, with respect to any judgement, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of the Seller's Business, affairs, properties or assets. Neither Seller, nor, to the best of Seller's knowledge, the Seller or any of its directors, officers or employees, has received written notice of, been charged with, or is under investigation with respect to, any violation of any provision of any federal, state, local, municipal or other law or administrative rule or regulation, domestic or foreign, relating to any aspect of the Seller's Business, affairs, properties or the Assets, which violation would have a material adverse effect on the Seller, the Business or any material portion of the Assets.

            4.6 Litigation. Except as disclosed on Schedule 4.6 annexed hereto, or otherwise involving claims of $10,000 or less as to each action or $25,000 in the aggregate, there is not suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation (including, without limitation, any claim alleging the invalidity, infringement or interference of any patent, patent application, or rights thereunder owned or licensed by the Seller) pending, or to the best knowledge of Seller, threatened, by or against the Seller or any of its assets or properties. Except as set forth on Schedule
4.6 thereto, Seller is not aware of any state of facts, events, conditions or occurrences which might properly constitute grounds for or the basis of any suit, action, arbitration, proceeding or investigation against or with respect to the Seller.


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            4.7 Transactions with Affiliates. Except as expressly set forth in the Seller's most recent Form 10-K and other periodic reports filed with the Securities and Exchange Commission ("SEC") under the 1934 Act (the "1934 Act Filings") and in connection with the Affiliate Debt, no asset employed or used in any of the Business of the Seller is owned by, leased from or leased to Seller, or any other partnership, corporation or trust formed, owned or operated for Seller's benefit, or any officer, director or employee of the Seller or any Affiliate of the Seller.

            4.8 No Representations as to Future Events. Nothing contained in this Agreement shall be deemed to constitute a representation or warranty by Seller with respect to future profitability or business activities of the Seller, or the effect of any legislation, or general economic conditions on the Business of the Seller. To the best knowledge of Seller, it has furnished to the Buyer all relevant information to enable the Buyer and its representatives to make an informed investment decision concerning the Business and the Seller.

      5. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

            In connection with the Buyer's purchase of the Assets from Seller, the buyer represents and warrants to Seller as follows:

            5.1 Valid and Binding Agreement. Astor has full legal right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligations of Astor, enforceable against the Buyer in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

            5.2 Organization, Good Standing and Qualification. The Buyer: (a) will be a corporation validly existing under the laws of the State of New York,
(b) will not be required, by the nature of its properties or business, to be qualified to do business as a foreign entity or corporation in any foreign jurisdiction.

      6. ADDITIONAL AGREEMENTS OF THE PARTIES.

            6.1 Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, and subject only to any disclosure requirements which may be imposed upon the Buyer or Seller under applicable state or federal securities, it is expressly understood and agreed by Seller and the Buyer that
(i) this Agreement and the conversations, negotiations and transactions relating hereto and/or contemplated hereby, and


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(ii) all financial information, business records and other non-public information concerning the Seller and the Buyer which the Buyer, seller or their representatives has received or may hereafter receive, shall be maintained in the strictest confidence by the parties hereto, and shall not be disclosed to any person that is not associated or affiliated with the Buyer or the Seller and involved in the transactions contemplated hereby, without the prior written approval of Seller, on behalf of itself and the Seller, and Astor on behalf of the Buyer. The parties hereto shall use their best efforts to avoid disclosure of any of the foregoing or undue disruption of any of the business operations or personnel of the Seller or the Buyer.

            6.2 Additional Agreements and Instruments. On or before the Closing Date, the Seller and the Buyer shall execute, deliver and file all exhibits, agreements, certificates instruments and other documents, not inconsistent with the provisions of this Agreement, which, in the opinion of counsel to the parties hereto, shall reasonably be required to be executed, delivered and filed in order to consummate the transactions contemplated by this Agreement, including, without limitation, such consents and waivers as may be required by the holders of the Affiliated Debt.

            6.3 Non-Interference. Neither the Buyer nor Seller shall cause to occur any act, event or condition which would cause any of their respective representations and warranties made in this Agreement to be or become untrue or incorrect in any material respect as of the Closing Date, or would interfere with, frustrate or render unreasonably expensive the satisfaction by the other party or parties of any of the conditions precedent set forth in Sections 7 and 8 below.

            6.4 Access to Information. The Seller shall permit the Buyer and its counsel, accountants and other representatives, as well as investment bankers and other financing sources, upon reasonable advance notice to the Seller, during normal business hours and without undue disruption of the Business of the Seller, to have reasonable access to all properties, books, accounts, records, contracts, documents and information relating to each of the Seller, and to all management and employees of the Seller. the Buyer and its representatives shall also be permitted to freely consult with the Seller's counsel and accountants concerning the Business of the Seller.

            6.5 Release of Liens in Respect of Affiliated Debt. Prior to the closing Date, Seller shall have obtained from the holders of the Affiliated Debt, full releases of all Liens on any of the Assets which are now, or may hereafter, be held by the holders of such Affiliated Debt. the form and content of such releases shall be reasonably acceptable to Buyer and its legal counsel.


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            6.6 Conduct of Business in Normal Course. The Seller shall carry on its business activities in substantially the same manner as heretofore conducted, and shall not make or institute any unusual or novel methods of service, sale, purchase, lease, management, accounting or operation that will vary materially from those methods used by the Seller as of the date hereof, without in each instance obtaining the prior written consent of the Buyer.

            6.7 Preservation of Business and Relationships. The Seller shall, without making or incurring any unusual commitments or expenditures, preserve its business organization intact, and preserve its present relationships with employees, customers, suppliers and other having business relationships with it.

            6.8 Corporate Matters. The Seller shall not, without the prior written consent of the Buyer:

                  (a) amend, cancel or modify any material contract, included in the Assets, or enter into any material new agreement, commitment or transaction except in each instance, in the ordinary course of business;

                  (b) pay, grant or authorize any salary increases or bonuses except in the ordinary course of business and consistent with past practice, or enter into any employment, consulting or management agreements;

                  (c) modify in any material respect any material agreement to which it is a party or by which it may be bound, except in the ordinary course of business;

                  (d)   make any change in its existing management personnel;

                  (e) except pursuant to commitments in effect on the date hereof, make any capital expenditure(s) or commitment(s), whether by means of purchase, lease or otherwise, or any operating lease commitment(s), in excess of $2,000 in the aggregate;

                  (f) materially change its method of collection of accounts or notes receivable, accelerate or slow its payment of accounts payable, or prepay any of its obligations or liabilities, other than prepayments of accounts payable to take advantage of trade discounts not otherwise inconsistent with or in excess of historical prepayment practices;


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                  (g)   declare, pay, set aside or make any dividend(s) or other
                        distribution(s) of cash or other property, or redeem any outstanding shares of the Seller's capital stock;

                  (h) incur any Liability or other indebtedness except, in each instance, in the ordinary course of business;

                  (m) subject any of its Assets to any further Liens or encumbrances, other than Liens assumed by the Buyer hereunder;

                  (n)   forgive any liability or indebtedness owed to it; or

                  (o) agree to do, or take any action in furtherance of, any of the foregoing.

            6.9 No Bankruptcy Filing or Pending Acquisition. the Buyer and Astor hereby covenant and agree that as at the date hereof and on the Closing Date:
(a) the Buyer has no present intention to effect any assignment for the benefit of creditors or filing under the federal Bankruptcy Act or any state law affecting creditors and debtors, whether voluntary or involuntary (a "Bankruptcy Event"); and (b) there is not pending or contemplated by the Buyer or Astor, the acquisition of the securities or assets of any person, firm or corporation, or any joint venture or other material transaction with any such person, firm or corporation (an "Acquisition") which has not been fully disclosed in writing to the Seller and the holders of the Affiliated Debt.

            6.10 Execution of Agreement by Bernard Tessler. On or before the Closing Date, Seller shall have duly executed and entered into an agreement with Bernard Tessler (in form and content satisfactory to such parties), pursuant to which Bernard Tessler shall: (a) sell, at par value per share, an aggregate of 750,000 of his shares of Seller's Common Stock to the holders of the Affiliated Debt or such other persons as the Seller shall designate; and (b) accept the aggregate sum of $6,200 in full payment of all accrued fees and other compensation due to such person by the Seller.

            6.11 Change of Name. Within thirty (30) days after the Closing Date, Seller shall take all steps as shall be necessary to change its corporate name to a name that does not contain Playorena or any derivation thereof.

      7. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE.

            In addition to the fulfillment of the parties' agreements in Section 6 above, the obligations of Buyer to consummate the


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transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date of all the following conditions, any one or more of which may be waived in writing by the Buyer;

            7.1 Accuracy of Representations and Warranties. All representations and warranties made by Seller in this Agreement, in any Schedule(s) hereto, and/or in any written statement delivered to the Buyer under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such dates.

            7.2 Performance. The Seller shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them on or before the Closing Date.

            7.3 Certification. The Buyer shall have received a certificate, dated as of the Closing Date, signed by Seller, certifying, in such detail as the Buyer and its counsel may reasonably request, that the conditions specified in Sections 7.1 and 7.2 above have been fulfilled.

            7.4 Resolutions. The Buyer shall have received certified resolutions of the Board of Directors and Seller in form reasonably satisfactory to counsel for the Buyer, authorizing the execution, delivery and performance of this Agreement, and all actions to be taken by the Seller hereunder.

            7.5 Proxy Statement and Vote of Seller's Stockholders. The Seller shall:

                  (a) have filed with the SEC a Proxy or Information Statement under the 1934 Act in connection with a special or annual meeting of the stockholders of the Seller called, in whole or in part, for the purpose of approving this Agreement and the transactions contemplated hereby;

                  (b) such Proxy or Information Statement and all amendments thereto shall have been received by and declared effective by the SEC;

                  (c) no stop order or other administrative or legal action
            shall have been instituted enjoining or preventing the holding of a stockholders' meeting of the stockholders of the Seller (the "Stockholders' Meeting") called, pursuant to the applicable provisions of the federal securities laws, and the New York Business Corporation Law, for the purpose of voting for the approval and ratification of this Agreement and all transactions contemplated hereby and pursuant to the Proxy Statement;


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                  (d) such Stockholders' Meeting shall have been duly held; and

                  (e) the record owners (as at the record date specified in such
            Proxy or Information Statement declared effective by the SEC) of not less than 66-2/3% of the issued and outstanding shares of capital stock of the Seller as at such record date shall have validly approved, adopted and ratified this Agreement and all transactions contemplated hereby.

      The legal counsel to the Buyer shall be solely responsible for the preparation and filing of the Proxy or Information Statement and all other documents required to be filed with the SEC and for the conduct of the Stockholders' Meeting. The Buyer shall be solely responsible to pay all of the legal fees of its cousel in connection therewith, as well as other services provided by Buyer's counsel in connection with this Agreement and consummation of the transactions contemplated hereby.

            7.6 Absence of Litigation. No action, suit or proceeding by or before any court or any governmental body or authority, against the Seller or pertaining to the transactions contemplated by this Agreement or their consummation, shall have been instituted on or before the Closing Date, which action, suit or proceeding would, if determined adversely (a) have a material adverse effect on the Seller, its Business or any material portion of its assets, (b) impair the ability of the Seller to deliver all of the Assets to the Buyer in accordance with the terms of this Agreement, or (c) impair the ability of Buyer to consummate its acquisition of the Assets.

            7.7 Consents. All necessary disclosures to and agreements and consents of (a) the holders of Affiliated Debt, (b) any parties to any material contracts and/or licensing authorities which are material to the Seller's Business, and (c) any governmental authorities or agencies to the extent required in connection with the transactions contemplated by this Agreement, shall have been obtained and true and complete copies thereof delivered to the Buyer.

            7.8 Resignations. The Buyer shall have delivered to the Seller the written resignations, dated and effective on the Closing Date, of all the members of the Board of Directors of the Seller.

            7.9 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to the Buyer and its counsel.


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            7.10 Satisfaction of Agreements. All of the obligations and agreements of Seller specified in Section 6 shall have been satisfied by Seller to the reasonable satisfaction of the Buyer.

            7.11 Bulk Transfer Compliance. Not less than twenty days prior to the Closing Date, Seller shall provide Buyer with a list of Buyer's existing creditors, including addresses, signed and sworn to by an authorized officer of seller for the purpose of enabling Buyer to comply with the applicable provisions of Article 6 of the Uniform Commercial Code - Bulk Transfer law as in effect in the State of New York.

      8. CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE.

            In addition to the fulfillment of the parties' agreements in Section 6 above, the obligations of Seller to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date of all of the following conditions, any one or more of which may be waived in writing by Seller:

            8.1 Accuracy of Representations and Warranties. All representations and warranties made by the Buyer in this Agreement and/or in the written statement delivered by the Buyer or Buyer under this Agreement shall be true and correct in all material respects on and as of each of the Closing Date as though such representations and warranties were made on and as of such dates.

            8.2 Performance. The Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer on or before each of the Closing Date.

            8.3 Certification. Seller shall have received a certificate, dated the each of the Closing Date, signed by the Buyer certifying, in such detail as Seller and its counsel may reasonably request, that the conditions specified in Sections 8.1 and 8.2 above have been fulfilled.

            8.4 Resolutions. Seller shall have received certified resolutions of the stockholders of Buyer and of the Board of Directors of the Buyer, in form reasonably satisfactory to counsel for Seller, authorizing the execution, delivery and performance of this Agreement and all actions to be taken by the Buyer hereunder.

            8.5 Proceedings and Instruments Satisfactory. All proceedigns to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to Seller and their counsel.


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            8.6 Satisfaction of Agreements. All of the obligations and agreements of the Buyer specified in Section 6 shall have been satisfied by the Buyer to the reasonable satisfaction of Seller.

            8.7 Approval of Seller's Stockholders. This Agreement and all of the transactions contemplated hereby and pursuant to the Proxy or Information Statement shall have been duly approved, adopted and ratified by the stockholders of the Seller, all as contemplated by Section 7.5 of this Agreement.

      9. CLOSING.

            9.1 Unless this Agreement shall be terminated pursuant to Section 10 below, the payment of the consideration and the delivery of all other documents and instruments required pursuant to this Agreement to be executed and delivered on the Closing Date (the "Closing"), shall take place at the offices of Kreinik, Aaron & Gersh, 780 Third Avenue, New York, New York, 10017, legal counsel to the Buyer, or such other location in New York, New York or elsewhere as agreed to between the parties, on such date as shall be ten (10) days following the requisite approval of this Agreement and the transactions contemplated hereby by the stockholders of the Seller; provided, that in no event shall the Closing Date be later than September 30, 1995 without the written consent of all parties hereto (the date of the Closing being referred to in this Agreement as the "Closing Date").

      10. TERMINATION OF AGREEMENT.

            10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                  (a) by the mutual written consent of Seller and the Buyer;

                  (b) by the Buyer or by Seller, if: (i) a material breach shall exist with respect to the written representations and warranties made by the other party or parties, as the case may be, (ii) the other party or parties, as the case may be, shall fail to perform any covenant or agreement on their part to be performed hereunder, or shall take any action prohibited by this Agreement, if such actions shall or may have a material adverse effect on the Seller and/or the transactions contemplated hereby, (iii) the other party or parties, as the case may be, shall not have furnished, upon reasonable notice therefor, such certificates and documents required in connection with the transactions contemplated hereby and matters incidental thereto as it or they shall have agreed to and matters incidental thereto as it or they shall have agreed to furnish, and it is reasonably unlikely that the other party or parties will be able to furnish such item(s) prior to September 30, 1995, or (iv) any consent of any third party to the transactions contemplated hereby (whether or not the necessity of which is disclosed herein or in any Schedule hereto) is reasonably necessary to prevent a default under any outstanding material obligation of Seller or the Buyer, and such consent is not obtainable without material cost or penalty (unless the party or parties not seeking to terminate this Agreement agree or agrees to pay such cost or penalty); or

                  (c) by the Buyer or by Seller, at any time on or after September 30, 1995, if the transactions contemplated to be consummated at the Closing shall not have been consummated prior thereto, and the party or parties directing termination shall not then be in breach or default of any obligations imposed upon such party by this Agreement.

            10.2 Effect of Termination of Agreement.

            In the event of termination of this Agreement pursuant to Section 10.1, no party to this Agreement shall have any further liability to the other.

In the event of termination by any party as provided in this Section 10.2, prompt written notice shall be given to the other party.

      11. INDEMNIFICATION.

            11.1 General.

                  (a) Seller. Seller hereby agrees to defend, indemnify and hold harmless the Buyer and/or Astor from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees (collectively "Losses"), that the Buyer and/or Astor may incur, sustain or suffer as a result of:

                        (i) a breach of any of the representations, and warranties of Seller, which are contained in Article 4 of this Agreement (hereinafter referred to as "Seller Breach of Warranty Losses"); or

                        (ii) the failure of Seller to perform any of the covenants and agreements of Seller in respect of the Excluded Liabilites or which is contained in Articles 6 and 7 this Agreement on the Closing Date or thereafter, (hereinafter referred to as "Seller Covenant Losses").

                  (b) The Buyer and Astor. The Buyer and Astor. The Buyer and Astor do hereby jointly and severally agree to defend, indemnify and hold harmless Seller from, against and in respect of any and all Losses that Seller many incur, sustain or suffer as a result of:

                        (i) a breach of any of the representations, and warranties of the Buyer which are contained in Article 5 of this Agreement (hereinafter referred to as "Buyer Breach of Warranty Losses"); or

                        (ii) the failure of the Buyer or Astor to perform any of the covenants and agreements of Buyer in respect of the Liabilities or which is contained in Articles 6 and 7 of this Agreement on the Closing Date or thereafter (hereinafter referred to as "Buyer Covenant Losses").

            11.2 Limitations on Breach of Warranty Losses.

                  (a) Anything elsewhere contained in this Agreement to the contrary notwithstanding, except for any Losses involving a finding by any court of competent jurisdiction (from which no appeal can or has been taken) that statutory or common law fraud has been committed by Seller, Seller shall not be liable with respect to any Seller Breach of Warranty Losses unless and until the aggregate amount of all such Seller Breach of Warranty Losses incurred by the Buyer shall exceed the sum of $5,000 (the "Basket"), and Seller shall thereafter only be liable for Seller Breach of Warranty Losses in excess of the Basket up to an aggregate indemnification liability hereunder equal to the aggregate amount of the Excluded Liabilities.

                  (b) Anything elsewhere contained in this Agreement to the contrary notwithstanding, except for any Losses involving a finding by any court of competent jurisdiction (from which no appeal can or has been taken) that statutory or common law fraud has been committed by the Buyer or any affiliate of the Buyer, the Buyer shall not be liable with respect to any Buyer Breach of Warranty Losses unless and until the aggregate amount of all such Buyer Breach of Warranty Losses incurred by Seller shall exceed the sum of $5,000 (the "Basket"), and the Buyer shall thereafter only be liable for Buyer Breach of Warranty Losses in excess of the Basket up to an aggregate indemnification liability hereunder equal to the aggregate amount of the Liabilities assumed by the Buyer hereunder.

                  (c) The Seller and the Buyer shall be entitled to indemnification for Breach of Warranty Losses only in respect of claims for which notice of claim shall have been given to Seller or Buyer (as the case may be) on or before a date which shall be two (2) years following the Closing Date; provided, however, that neither the Seller nor the Buyer shall be entitled to indemnification in the event that the subject claim for indemnification relates to a third-party claim and the Seller or the Buyer (as the case may be) delayed giving notice thereof to the indemnitor(s) to such an extent as to cause material prejudice to the defense of such third-party claim.

                  (d) The provisions of this Section 11.2 shall apply only to Seller Breach of Warranty Losses or Buyer Breach of Warranty Losses. In the event that any Seller Covenant Losses or Buyer Covenant Losses shall occur and shall be continuing at any time from and after the Closing Date, the injured party or parties shall have all applicable remedies at law or in equity available to it, as are provided in this Agreement, without regard to any Basket or expiration of the right to assert claims.

            11.3 Claims for Indemnity. Whenever a claim shall arise for which any party shall be entitled to indemnification hereunder, the indemnified party shall notify the indemnifying party in writing within sixty (60) days of the indemnified party's first receipt of notice of, or the indemnified party's obtaining actual knowledge of, such claim, and in any event within such shorter period as may be necessary for the indemnifying party or parties to take appropriate action to resist such claim. Such notice shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to the extent reasonably possible) the amount of potential liability arising therefrom. If the indemnifying party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same or may agree to submit the same to arbitration or, if unable or unwilling to do any of the foregoing, such dispute shall be settled by appropriate litigation, and any rights of indemnification established by reason of such settlement compromise, arbitration or litigation shall promptly thereafter be paid and satisfied by those indemnifying parties obligated to make indemnification hereunder.

            11.4 Right to Defend. If the facts giving rise to any claim for indemnification shall involve any actual or threatened action or demand by any third party against the indemnified party or any of its Affiliates, the indemnifying party or parties shall be entitled (without prejudice to the indemnified party's right to participate at its own expense through counsel of its own choosing), at their expense and through a single counsel of their own choosing, to defend or prosecute such claim in the name of the indemnifying party or parties, or any of them, or if necessary, in the name of the indemnified party. In any event, the indemnified party shall give the indemnifying party advance written notice of any proposed compromise or settlement of any such claim. If the remedy sought in any such action or demand is solely money damages, the indemnifying party shall have fifteen (15) days after receipt of such notice of settlement to object to the proposed compromise or settlement, and if it does so object, the indemnifying party shall be required to undertake, conduct and control, through counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the indemnified party shall cooperate with the indemnifying party in connection therewith.

            11.5 Resolution of Disputes.

            (a) Any dispute involving the interpretation or application of this Agreement which cannot be resolved by the parties hereto shall be resolved by final and binding arbitration under the auspices of the American Arbitration Association in New York, New York. The decision and award of any arbitrator selected by the American Arbitration Association, or by the parties hereto from a list supplied by the American Arbitration Association, shall be final and binding upon all parties hereto, and may be enforced by the prevailing party or parties in any court of competent jurisdiction. The costs of the arbitration shall be borne by the losing party or parties; provided, that such costs shall be appropriately pro-rated to the extent of any settlement prior to such arbitration award, or compromised amount contained in any such award.

            (b) Notwithstanding Section 11.5(a) above, in the event that any actual or anticipatory breach of any covenant and agreement contained herein by any one or more party may cause irreparable damage to any other parties hereto for such actually or potentially damaged party would have no adequate remedy at law, the aggrieved party or parties may immediately apply to any Court of competent jurisdiction for a temporary restraining order or such other preliminary or permanent injunctive or interim relief as may be deemed appropriate by such court.

      12. COSTS.

            12.1 Finder's or Broker's Fees. Each of the Buyer and Seller represents and warrants that neither they nor any of their respective Affiliates have dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

            12.2 Expenses. The Buyer and Seller shall each pay all costs and expenses incurred or to be incurred by them, respectively, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

      13. FORM OP AGREEMENT.

            13.1 Effect of Headings. The Section headings used in this Agreement and the titles of the Schedules hereto are included for purposes of convenience 0nly, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in such Schedules.

            13.2 Entire Agreement; Waivers. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

            13.3 Counterparts. This Agreement may be executed simultaneously in any number of counterparts; each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      14. PARTIES.

            14.1 Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement.

            14.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, or if given by facsimile transmission to the number indicated below, or (ii) on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

            (a)  If to the Buyer:

                 c/o Michael Astor
                 34 Summit Drive
                 Manhasset, New York 11030
                 facsimile no. (516) 883-7616

            (b)  If to Seller:


                 Playorena Corporation
                 22 Manhasset Avenue
                 Port Washington, New York 1l050
                 Attention: Vice-President, Finance

or to such other address as either party shall have specified by notice in writing given to the other party.

      15. MISCELLANEOUS.

            15.1 Amendments and Modifications. No amendment or modification of this Agreement shall be valid unless made in writing and signed by the party to be charged therewith.

            15.2 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

            15.3 Governing Law; Jurisdiction. This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State.

            15.4 Right of Assignment. Notwithstanding anything to the contrary contained herein, Astor shal1 have the right, at any time subsequent to execution of this Agreement, to assign all of his rights arising under this Agreement to a corporation of which he is a shareholder by written notice of such assignment to Seller, provided, that, unless otherwise agreed in writing by the Seller, Astor shall remain fully liable for all for all representations, warrants, covenants and agreements of the Buyer hereunder, including, without limitation, liability which may have accrued or arisen from the date of this Agreement through the date of such assignment.

      IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.


                            ______________________________________
                                         Michael Astor

                            PLAYORENA INC.


                            By: __________________________________
                                 _________________, Vice President

                                  Schedule 2.2b

      "Affiliate Debt" includes any and all liabilities and obligations, whatsoever and however arising, whether contingent or otherwise, to the following:


            1. Robert Rubin
            2. Stanley Kaplan
            3. Lawrence Kaplan
            4. Fred Jaroslow
            5. Universal Partners L.P. (Joel Kanter)
            6. Dr. Eugene Stricker
            7. Sheila Kaplowitz (Mercury L.P.)
            8. Alfred and Jean Romano
            9. David M. Barnes
           10. Peter Wolf
           11. Edmond O'Donnell
           12. Jamshid Amighi
           13. Neil Ragin

                                  Schedule 2.2d

      1. Expenses related to preparation and filing of the Form 10Q of February 28, 1995 and all future SEC filings.

      2.    Amounts due to American Stock Transfer and Standard and Poors.

      3. Claims made against Seller after the Closing Date by shareholders of Seller, whether or not such claims are a result of actions or events occurring before or after the Closing Date.

                                  Schedule 4.1

      With the exception of liens arising with respect to liabilities and obligations owing to the persons and entities listed in Schedule 2.2b, there are no liens.